As filed with the Securities and Exchange Commission on February 14, 2022

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-1692300
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2485 Augustine Drive
Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)

XILINX, INC. 2007 EQUITY INCENTIVE PLAN

(Full title of the plan)

Harry A. Wolin, Esq.

Senior Vice President and General Counsel

Advanced Micro Devices, Inc.

2485 Augustine Drive

Santa Clara, California 95054

(408) 749-4000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This registration statement is filed by Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated October 26, 2020 (the “Merger Agreement”), by and among the Company, Thrones Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and Xilinx, Inc. (“Xilinx”). Pursuant to the Merger Agreement, Merger Sub merged with and into Xilinx, with Xilinx as the surviving corporation and a wholly owned subsidiary of the Company.

This registration statement is registering 30,108,712 shares of Common Stock, par value $0.01 per share, of the Company (“AMD Common Stock”), representing (i) the number of shares to be issued upon the settlement of restricted stock units (“RSUs”) outstanding under the Xilinx, Inc. 2007 Equity Incentive Plan (the “Xilinx Equity Incentive Plan”), after giving effect to the merger contemplated by the Merger Agreement, pursuant to which such RSUs were assumed by the Company and became the right to receive shares of AMD Common Stock in accordance with the terms and calculations set forth in the Merger Agreement, and (ii) any additional shares of AMD Common Stock that may become issuable under the Xilinx Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be filed with this registration statement.

PART II

Pursuant to General Instruction E of Form S-8, the contents of our registration statement on Form S-8 (File No. 333-115474) filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2004, our registration statement on Form S-8 (File No. 333-134853) filed with the SEC on June 8, 2006, our registration statement on Form S-8 (File No. 333-159367) filed with the SEC on May 20, 2009, our registration statement on Form S-8 (File No. 333-166616) filed with the SEC on May 7, 2010, our registration statement on Form S-8 (File No. 333-181451) filed with the SEC on May 16, 2012, our registration statement on Form S-8 (File No. 333-190039) filed with the SEC on July 19, 2013, our registration statement on Form S-8 (File No. 333-195984) filed with the SEC on May 15, 2014, our registration statement on Form S-8 (File No. 333-204166) filed with the SEC on May 14, 2015, our registration statement on Form S-8 (File No. 333-211438) filed with the SEC on May 18, 2016, our post-effective amendment No. 1 on Form S-8 (File No. 333-204166) filed with the SEC on June 9, 2016, our registration statement on Form S-8 (File No. 333-217784) filed with the SEC on May 8, 2017 and our registration statement on Form S-8 (File No. 333-232922) filed with the SEC on July 31, 2019 are incorporated by reference herein except for the information presented below in Part II, Item 3. Incorporation of Documents by Reference.

Item 3.	Incorporation of Documents by Reference.

We hereby incorporate by reference the following documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a) Our Annual Report on Form 10-K for the year ended December 25, 2021, as filed with the SEC on February 3, 2022;

(b) Our prospectus, dated March 5, 2021, filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933 relating to our registration statement on Form S-4 originally filed with the SEC on December 4, 2020 (File No. 333-251119), as amended;

(c) Our Current Report on Form  8-K, as filed with the SEC on February 10, 2022;

(d) Xilinx’s Annual Report on Form 10-K for the year ended April 3, 2021, as filed with the SEC on May 14, 2021;

(e) Xilinx’s Quarterly Reports on Form 10-Q for the quarter ended July 3, 2021, as filed with the SEC on July 30, 2021, for the quarter ended October 2, 2021, as filed with the SEC on October 28, 2021, and for the quarter ended January 1, 2022, as filed with the SEC on January 27, 2022;

(f) Xilinx’s Current Reports on Form 8-K, as filed with the SEC on May 19, 2021, June  30, 2021, August  6, 2021, January  27, 2022 and February 10, 2022; and

(g) The description of our common stock, par value $0.01 per share, contained in our registration statement on Form 8-A, filed with the SEC on December 9, 2014, including any subsequently filed amendments and reports updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any annual or quarterly report or other document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished in such report or other document or on such form that relate to such portion or items. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Advanced Micro Devices, Inc. (incorporated by reference to Exhibit 3.1 to Advanced Micro Devices, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018).

4.2	Advanced Micro Devices, Inc. Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Advanced Micro Devices, Inc.’s Annual Report on Form 10-K filed on February 3, 2022).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of independent registered public accounting firm of Advanced Micro Devices, Inc.

23.2*	Consent of independent registered public accounting firm of Xilinx, Inc.

23.3*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature page to this registration statement).

99.1	Xilinx, Inc. 2007 Equity Incentive Plan (incorporated by reference to Appendix B of Xilinx, Inc.’s Proxy Statement on Schedule 14A filed on June 21, 2019).

107*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 14 day of February, 2022.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Devinder Kumar
Devinder Kumar
Executive Vice President, Chief Financial Officer and Treasurer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Lisa T. Su, Devinder Kumar and Harry A. Wolin, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Lisa T. Su	President and Chief Executive Officer (Principal Executive Officer) and Director	February 14, 2022
Lisa T. Su

/s/ Devinder Kumar	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	February 14, 2022
Devinder Kumar

/s/ Darla Smith	Corporate Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 3, 2022
Darla Smith

/s/ John E. Caldwell	Director	February 4, 2022
John E. Caldwell

/s/ Nora M. Denzel	Director	February 3, 2022
Nora M. Denzel

/s/ Mark Durcan	Director	February 4, 2022
Mark Durcan

/s/ Mike P. Gregoire	Director	February 4, 2022
Mike P. Gregoire

/s/ Joseph A. Householder	Director	February 3, 2022
Joseph A. Householder

/s/ John W. Marren	Director	February 4, 2022
John W. Marren

/s/ Abhi Y. Talwalkar	Director	February 3, 2022
Abhi Y. Talwalkar